Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lamar Advertising Company:

We consent to the incorporation by reference in the registration statement Nos. 333-89034, 333-37858, 333-116008, 333-160943, 333-160945, 333-182365, 333-190603, 333-190604 and 333-206483 on Form S-8 of Lamar Advertising Company of (a) our reports dated February 27, 2018, with respect to the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017 and the related notes and the related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2017, and (b) our reports dated February 27, 2018, with respect to the consolidated balance sheets of Lamar Media Corp. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income and comprehensive income, stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2017 and the related notes and the related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Lamar Advertising Company. Our reports on the consolidated financial statements refer to a change in the method of accounting for business combinations.

Baton Rouge, Louisiana

February 27, 2018

/s/ KPMG LLP
KPMG LLP